Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Leap Therapeutics, Inc. on Form S-3 (No. 333-221968, 333-223419 and 333-248797) and Form S-8 (No. 333-215787, 333-223707, 333-232066, 333-237295, 333-254360 and 333-262409) of our report dated March 11, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 11, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
March 11, 2022